Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE OF CLAIMS
This Separation Agreement and Release of Claims (the “Agreement”) is a binding contract between Cornerstone Building Brands, Inc. and its subsidiaries, affiliates, and related entities (including the entities known as NCI Group, Inc., NCI Building Systems, Inc., Ply Gem Industries, Inc., and Employee’s hiring entity), (collectively, the “Company”), on the one hand, and, Donald R. Riley, individually (“Employee”), on the other hand. The Company and Employee will be referred to individually as a “Party” and collectively as the “Parties.”
I.RECITALS
WHEREAS, Employee has served as the CEO of the NCI Division and Head of Supply Chain and Technology and then as CEO of the Commercial Solutions Segment and Head of Supply Chain and Technology pursuant to the Amended and Restated Agreement between Employee and NCI Building Systems, Inc. and NCI Group, Inc., dated July 1, 2017, as amended by the Letter Agreement between Employee and NCI Building Systems, Inc. dated December 10, 2018, (collectively, the “Employment Agreement”);
WHEREAS, on February 10, 2020, the Company and Employee separated employment. For purposes of this Agreement and the Employment Agreement, the employment termination is without “Cause” (as that term is defined in the Employment Agreement) and is agreed by the Parties to have occurred within twenty-four (24) months after a Change in Control (as defined in the Employment Agreement);
WHEREAS, the Employment Agreement provides that Employee’s right to receive the benefits described in the Employment Agreement are conditioned on Employee’s execution, delivery and non-revocation of a general release of any and all claims against the Company and its Affiliates (the “Release”), which Release shall include the release of claims attached as Appendix B to the Employment Agreement and such other terms and conditions as may be mutually agreed by the Parties;
WHEREAS, on February 10, 2020, Employee was provided by the Company an agreement titled “Separation Agreement and Complete Release of Claims” in furtherance of the general release requirement, which included certain language in Appendix B;
WHEREAS, on February 24, 2020, Employee signed Appendix B and agreed to continue to negotiate a Release, including such additional terms and conditions as may be mutually agreed by the Parties.
NOW, THEREFORE, in consideration of the promises and the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
II. DEFINITIONS
Any capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Employment Agreement.
“Equity Documents” collectively means the Plan and all Stock Agreements.
“Plan” refers to the Long-Term Stock Incentive Plan, as amended, maintained by the Company for purposes of providing incentives, business goodwill, and encouraging share ownership on the part of employees, officers, directors, and consultants.

“Section 409A” means Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance promulgated thereunder.
“Stock Agreements” shall mean all underlying award agreements issued pursuant to the Plan granting the Stock Awards to Employee.
“Stock Awards” refers to the restricted stock units, stock options, performance share units, and/or performance cash-based and share awards, or any other equity or equity-based awards, previously granted by the Company to Employee in accordance with the Plan and all award agreements issued pursuant to the Plan.
“Unvested Shares” shall mean the Stock Awards granted to Employee which remain unvested upon the separation of Employee's employment pursuant to the terms of the Equity Documents.
“Vested Shares” shall mean the Stock Awards granted to Employee which will vest in accordance with the terms of this Agreement and/or the Equity Documents.
III. AGREEMENT
1.Separation from Employment. Effective as of February 10, 2020, (the “Separation Date”), Employee separated as an employee of the Company. As of the Separation Date, Employee shall also have resigned from all positions held with the Company.
2.Minimum Termination Compensation. Irrespective of whether Employee signs this Agreement, Employee will receive the Minimum Termination Compensation (as defined in Section 5.a. of the Employment Agreement).
3.Review of Agreement. Employee acknowledges that he shall have twenty-one (21) calendar days from the date it is fully negotiated to consider and execute this Agreement and that he may use as much or as little of this time as he wishes. To accept the Agreement, Employee must date and sign and return the Agreement to the Company or its attorney Michelle Mahony. Return of the agreement may be made by (i) personal delivery to Cornerstone Building Brands, Attention: Katy Theroux, 10943 N. Sam Houston Parkway West, Houston, Texas, 77064, or (ii) email to Katy.Theroux@cornerstone-bb.com or MMahony@m2dlaw.com. Following execution of the Agreement, Employee shall have seven (7) days to revoke his acceptance of this Agreement. Revocation must be in writing and submitted to the Company at the personal delivery address and/or e-mail indicated above. Revocation will not be effective unless it is received by the Company prior to the 8th day after Employee executes this Agreement. This Agreement shall be effective upon the expiration of the revocation period, and will be irrevocable at that time (hereinafter, the “Effective Date”).
4.Consult Attorney. By tender of this Agreement to Employee, the Company hereby advises Employee in writing to consult with an attorney of his choosing prior to signing this Agreement.
5.Separation Benefits. Upon execution of a Release as defined in the Employment Agreement (including such additional terms as may be mutually agreed), Employee will be provided the “Separation Benefits” described in Section 5.c(i)-(ii) of the Employment Agreement regarding “Payment Following a Change in Control” in the event Employee’s employment is terminated by the Company without Cause within twenty-(24) months after a Change in Control. Those benefits include (a) the “Base Severance Payment” (as defined in the Employment Agreement and set forth on Exhibit B), (b) three (3) times the target annual bonus of the Employee for the year in which the date of termination occurs (the “CIC Payment”) (as set forth on Exhibit B), (c) the “Pro Rata Bonus” (as defined in the Employment Agreement) and (d) the COBRA Premium Payment (as defined in the Employment Agreement and set forth on Exhibit B). All payments and benefits are subject to all withholding required for taxes. The Parties agree that this Agreement satisfies the Release requirement. Employee further understands and agrees that he would not be entitled to such benefits in the absence of his execution of a Release (as defined in the Employment Agreement).

a.Payment Terms. Employee understands that the foregoing Separation Benefits shall be subject to terms set forth in the Employment Agreement, including the forfeiture terms contained in Section 11, in addition to those set forth in the Equity Documents. All payments shall be made pursuant to the schedule set forth on Exhibit B (or if not specified therein, such as for the Pro Rata Bonus, in accordance with the terms of the Employment Agreement.
b.No Other Severance; No Reduction for Deferred Compensation. The Parties agree that pursuant to Section 5.e of the Employment Agreement, Employee shall have no duty to seek other employment nor shall any payments made or to be made to Employee pursuant to the Employment Agreement be offset by any amount earned from other employment or for any other reason and the payments set forth in Section 5 of the Employment Agreement shall constitute the exclusive payments and benefits in the nature of severance or termination pay or salary continuation and termination benefits which shall be due to Employee upon the termination of employment and shall be in lieu of any other such payments under any plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by the Company or any of its affiliates. The calculations of the Minimum Termination Compensation, Base Severance Payment, Pro Rata Bonus, COBRA Premium Payment, and the CIC Severance Payment shall be made without reduction for any voluntary deferral of compensation made by Employee.
6. Stock Awards. The treatment of all outstanding Stock Awards upon the Separation Date shall be governed by the terms and conditions of the Equity Documents, as applicable. The Parties have conferred and jointly drafted Exhibit A attached hereto, which they agree lists the applicable vesting treatment upon the Separation Date of all outstanding Stock Awards.
7. Restrictive Covenants.
a.Survival of Restrictive Covenants in Employment Agreement. Consistent with Sections 11 and 14 of the Employment Agreement, Employee agrees that the restrictive covenants contained in the Employment Agreement, expressly including those contained in Sections 6 and 7 and 8 of the Employment Agreement, shall remain in full force and effect as binding obligations on the Parties in accordance with their express terms following execution of this Agreement. Employee agrees that he has read and understands these obligations and agrees to abide by the same.
b.Survival of Restrictive Covenants in Equity Documents. As a condition to acceptance of the Stock Awards issued to Employee by the Company, Employee electronically agreed to the terms and conditions of the accompanying Equity Documents, including but not limited to certain non-competition, non-solicitation, non-recruitment, non-disclosure and other restrictive covenants contained in those Equity Documents. The Parties agree that those restrictive covenants shall also remain in full force and effect as binding obligations on Employee in accordance with their express terms following execution of this Agreement. Employee agrees that he has read and understands these obligations.
8. Return of Company Property. Employee acknowledges that as of the date of this Agreement, to best of his knowledge, he has surrendered to the Company all lists, books, and records and other documents incident to the business of the Company and its Affiliates, and all other property belonging to any of them, it being understood that all such lists, books, records, and other documents are the property of the Company and its Affiliates; provided, however, that Employee has not surrendered and is permitted to retain a copy of his contacts and calendar as well as a copy of all publicly filed plans and agreements, benefit plans and Equity Documents in which Employee participates, employee handbooks applicable to Employee and statements of Employee’s compensation and benefits that have been provided to Employee by the Company, its Affiliates or any of their designated plan service providers.
9. Release of Claims by Employee. Employee hereby waives and releases and forever discharges the Company and its and their respective parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns and their respective past and present directors, managers, officers, stockholders, partners, agents, employees, insurers, attorneys, and servants each in his, her or its capacity as such, and each of them, separately and collectively (collectively, “Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that Employee ever had and now has against any Releasee arising out of or in any way related to Employee’s employment with or separation from the Company, to any services performed for the Company, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by the Company, all to the extent allowed by applicable law. This release of claims includes, but is not limited to, claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, tort or common law, whistleblower or retaliation claims; and claims for additional compensation or damages or attorneys' fees or claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act (“WARN”), or equivalent state WARN Act, the Employee Retirement Income Security Act, and the Sarbanes-Oxley Act of 2002. Employee understands that this release of claims includes a release of all known and unknown claims through the date on which this release of claims becomes irrevocable.
Limitation of Release: Notwithstanding the foregoing, this release of claims will not prohibit Employee from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission or an equivalent state civil rights agency, but Employee agrees and understands that he is waiving his right to monetary compensation thereby if any such agency elects to pursue a claim on his behalf. Further, nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers' compensation or unemployment benefits or any claims that may arise after the date on which this release of claims becomes irrevocable. In addition, nothing in this release of claims will be construed to affect any of the following claims, all rights in respect of which are reserved:
a.Any payment or benefit set forth in the Agreement;
b.Any rights as a shareholder of the Company;
c.Reimbursement of unreimbursed business expenses properly incurred prior to the termination date in accordance with policy of the Company;
d.Claims in respect of equity compensation owned by Employee or rights to LTIP or other equity awards;
e.Vested benefits under the general employee benefit plans (other than severance pay or termination benefits under general policy of the Company, all rights to which are hereby waived and released);
f.Any claim for unemployment compensation or workers' compensation administered by a state government to which Employee is presently or may become entitled;
g.Any claim that either of the Companies has breached this release of claims; and
h.Indemnification as a current or former director or officer of either of the Company or any of its subsidiaries (including as a fiduciary of any employee benefit plan), or inclusion as a beneficiary of any insurance policy related to Employee’s service in such capacity.
10. Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by Employee and an authorized representative of the Company.

11. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the Party charged with such waiver or estoppel.
12. Notices. Except as otherwise stated herein, for purposes of this Agreement, all notices or other communications hereunder shall be in writing and shall be effective on receipt and given in person and/or by United States Certified Mail, return receipt requested, postage prepaid (with evidence of receipt by the Party to whom the notice is given), addressed as follows:

To the Company:
Cornerstone Building Brands, Inc.
Attn: Chief Human Resources Officer
10943 North Sam Houston Parkway West
Houston, Texas 77064

To Employee:
At his address most recently contained in the Company’s records

Either Party may designate a different address by providing written notice to the other Party.

13. Severability and Interpretation. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any other provision, and all other provisions will remain in full force and effect. The fact that counsel for any one of the Parties drafted this Agreement shall not be material to the construction of this Agreement.
14. Counterparts and Titles. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement (including Exhibits) have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.
15. Governing Law; Venue. This Agreement will be construed and enforced in accordance with the laws of the State of Texas, without regard to conflict of law principles of the State of Texas or the conflict of law principles of any other jurisdiction which would cause the application of any law other than those of the State of Texas to apply. The Parties consent and agree to submit to personal jurisdiction in the State of Texas and agree that the exclusive venue for any disputes, lawsuits, actions and/or proceedings arising from or related in any way to this Agreement or Employee’s employment is in the state and/or federal courts in Houston, Harris County, Texas.
16. Indemnification. Section 28 of the Employment Agreement and Employee’s indemnification agreement entered into with the Company, dated November 24, 2014 (the “Indemnification Agreement”) shall survive the termination of Employee’s employment and remain in force and effect.
17. No Admission of Liability. Employee acknowledges, by entering into this Agreement, that the Parties do not admit to the violation of any employment or labor law or any unlawful or tortious conduct or any other wrongdoing of any kind in connection with Employee or his employment.
18. Entire Agreement. This Agreement, those provisions intended to survive termination of the Employment Agreement as set forth in Section 14 of the Employment Agreement, the Equity Documents,

and the Indemnification Agreement referenced in Section 28 of the Employment Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof, and supersede all prior agreements, understandings, representations, negotiations, discussions or arrangements, either oral or written. For the avoidance of doubt, the restrictive covenants contained in the Employment Agreement and the same contained in the Equity Documents shall remain binding on Employee and in full force and effect according to their terms following execution of this Agreement. None of the Parties have relied on any statements or representations that have been made by any other Party that are not set forth in this Agreement, and no Party is entitled to rely on any representation, agreement or obligation to disclose information that is not expressly stated in this Agreement.
19. Section 409A.
a.If Employee is deemed to be a “specified employee,” as such term is defined in Section 409A and determined as described below in this sub-paragraph, and if any portion of the Base Severance Payment or CIC Severance Payment is subject to Section 409A, the character and timing of the payment thereof shall be determined pursuant to this subparagraph. It is hereby specified that as much of the Base Severance Payment or CIC Severance Payment as can be paid without the application of Section 409A(a)(2)(B)(i) and Treas. Reg. §1.409A01(i) shall be paid at times consistent with Section 5.b or Section 5.c of the Employment Agreement as applicable without application of this paragraph. The remaining portion of the Base Severance Payment or the CIC Severance Payment shall not be payable before the earlier of (i) the date that is six months after Employee’s termination, (ii) the date of Employee’s death, or (iii) one or more dates that otherwise comply with the requirements of Section 409A. Employee shall be a “specified employee” for the twelve-month period beginning on April 1 of a year if Employee is a “key employee” as defined in Section 416(i) of the Code (without regard to Section 416(i)(5)) as of December 31 of the preceding year or using such dates as designated by the Compensation Committee in accordance with Section 409A and in a manner that is consistent with respect to all of the Company’s nonqualified deferred compensation plans. For purposes of determining the identity of specified employees, the Compensation Committee may establish such procedures as it deems appropriate in accordance with Section 409A.
b.The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A. Without limiting the generality of the immediately preceding sentence, it is intended that the COBRA Premium Payment and the Pro Rata Bonus shall be “short-term deferrals” within the meaning of Treas. Reg. §1.409A-1(b)(4) that are exempt from Section 409A. For purposes of Section 409A, each installment in a series of installment payments is intended to be a separate payment. Any taxes or penalties assessed on Employee under Section 409A shall be the sole responsibility of Employee.
c.A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean a “separation from service.”
20. Third Party Beneficiaries and Binding Effect. Each of the Releasees who are not signatories to this Agreement are hereby agreed to be third party beneficiaries of this Agreement and shall be entitled to all rights, benefits, and protections of this Agreement, and shall further be entitled to enforce this Agreement and each of its terms. This Agreement shall be binding on the Parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs, and assigns.
21. Payment to Estate. If Employee dies prior to full satisfaction of the obligations owed under the Employment Agreement as incorporated herein, any monies that may be due Employee as of the date of Employee’s death will be paid to Employee’s estate.

22. California Residents/Workers Only. Employee expressly waives any and all rights under Section 1542 of the Civil Code of the State of California and any like provision or principle of common law in any foreign jurisdiction. Section 1542 provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

With full awareness and understanding of the above provision and for the purpose of implementing the general release of any and all claims as contemplated in the Employment Agreement, but subject to the Limitation of Release exceptions set forth in Section 9 of this Agreement, Employee hereby waives any rights he may have under Section 1542, as well as under any other statutes or common law principles of similar effect and expressly releases the Company and Releasees from claims which he does not presently know or suspect to exist at this time.

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Each signatory to this AGREEMENT has entered into this separation agreement and Release of Claims KNOWINGLY, voluntarily, freely and without duress after having consulted with an attorney or advisor of THEIR choice. EACH SIGNATORY AGREES THAT THEY HAVE FULLY READ AND UNDERSTAND THIS AGREEMENT (including exhibits) and have had a full and fair opportunity to ask any questions they have about the agreement.

EMPLOYEE: Donald R. Riley

By: /s/ Donald R. Riley

Date: March 15, 2020

CORNERSTONE BUILDING BRANDS, INC. AND ITS SUBSIDIARIES, AFFILIATES AND RELATED ENTITIES (INCLUDING THE ENTITIES KNOWN AS NCI GROUP, INC., NCI BUILDING SYSTEMS, INC., PLY GEM INDUSTRIES, INC., AND EMPLOYEE’S HIRING ENTITY)
By: /s/ Todd R. Moore

Printed Name: Todd R. Moore

Title: Executive Vice President and Chief Legal, Risk, and
Compliance Officer and Corporate Secretary

Date: March 15, 2020

EXHIBIT A

Award Type (Award Number)	Award Date	Vested Shares (Accelerating or Currently Vested Pursuant to Equity Documents)	Unvested Shares Subject to Forfeiture
NQSO (8155720)	11/16/2018	40,997 (Vested on 11/16/2019, Unexercised as of the date of the Agreement)	163,991
RS (5472333)	7/1/2017	7,685	N/A
RS (5724387)	12/15/2017	16,862	N/A
RSPERF (5724375)	12/15/2017	59,511	N/A
RS (6083544)	11/16/2018	20,498 (Vested on 11/16/2019)	81,995
RSPERF (6083548)	11/16/2018	N/A	51,246

EXHIBIT B

Payment Schedule

Payment Date	Payment Amount	Description
On or Before April 15, 2020	$ 2,800,000.00	Accelerated Base and CIC Severance Payments
On or Before April 15, 2020	$ 32,303.86	COBRA Premium Payment
6/2021	$ 12,500.00	Installment Base and CIC Severance Payments
7/2021	$ 187,500.00	Installment Base and CIC Severance Payments
8/2021	$ 187,500.00	Installment Base and CIC Severance Payments
9/2021	$ 187,500.00	Installment Base and CIC Severance Payments
10/2021	$ 187,500.00	Installment Base and CIC Severance Payments
11/2021	$ 187,500.00	Installment Base and CIC Severance Payments
12/2021	$ 187,500.00	Installment Base and CIC Severance Payments
1/2022	$ 187,500.00	Installment Base and CIC Severance Payments
2/2022	$ 187,500.00	Installment Base and CIC Severance Payments
3/2022	$ 187,500.00	Installment Base and CIC Severance Payments

* All Installment Base and CIC Severance Payments starting in June 2021 shall be made on the first practicable payroll date after the first of the month.

** The amount of the Pro Rata Annual Bonus is not currently known but will be paid on the same payroll date the annual bonus is paid to other participants in the Annual Bonus Plan, on or before March 15, 2021.